Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS PROVIDES UPDATE ON CLINICAL

DEVELOPMENT PROGRAM; ANNOUNCES FOURTH QUARTER AND YEAR-END 2007

FINANCIAL RESULTS

SAN DIEGO, CA – March 17, 2008 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH), the world leader in the development of a new class of small molecule compounds based on endogenous adrenal steroid hormones, today reported on the Company’s progress with its drug development programs in the areas of metabolic disorders, inflammatory diseases and cancer, and announced financial results for the fourth quarter and year ended December 31, 2007.

Recent Progress in Drug Development Programs

During 2007, Hollis-Eden selected and initiated clinical development programs for two next-generation, orally available drug candidates from its Hormonal Signaling Technology Platform – TRIOLEX™ (HE3286), for metabolic and inflammatory disorders, and APOPTONE™ (HE3235), for hormone sensitive cancers. In less than one year, the Company has filed four investigational new drug (IND) applications with the U.S. Food and Drug Administration (FDA) for these drug candidates, three of which have received FDA clearance to date. Phase I/II clinical trials are now ongoing with TRIOLEX for type 2 diabetes and ulcerative colitis, with additional Phase I/II clinical trials scheduled to commence in the second quarter of 2008 with TRIOLEX for rheumatoid arthritis and with APOPTONE for prostate cancer.

Metabolic Disorders: Type 2 Diabetes

During the fourth quarter of 2007, Hollis-Eden commenced a multi-dose Phase I/II proof-of-concept clinical trial with TRIOLEX in obese, insulin resistant volunteers. In the Phase I/II trial, subjects will be treated with TRIOLEX for 28 days to evaluate the safety of the drug candidate and to determine the optimal dose for use in a Phase II clinical trial in patients with type 2 diabetes, scheduled to commence by the end of the second quarter of 2008. In addition, potential activity of TRIOLEX will be evaluated by measuring changes in insulin sensitivity, glucose disposal and additional biomarkers of metabolic disorders and inflammation. The Company plans to release interim and completed data from this clinical trial at scientific conferences during 2008.

A single-dose Phase I study of TRIOLEX for the treatment of metabolic disorders, completed mid-year 2007, demonstrated the compound is orally bioavailable in humans, with significant drug concentrations detected in the blood at the lowest dose tested. The Company’s findings also show that all doses of TRIOLEX appear to be safe and well tolerated in healthy volunteers with no reported drug related adverse side effects to date.

Inflammatory Diseases: Ulcerative Colitis

During the first quarter of 2008, Hollis-Eden commenced enrolment in a Phase I/II clinical trial with TRIOLEX in ulcerative colitis (UC). This Phase I/II dose ranging study will evaluate the safety, tolerance, pharmacokinetics and activity of TRIOLEX when administered orally for 28 days to patients with active, mild-to-moderate UC.

In previously reported data presented at the 3rd International Conference on Autoimmunity, TRIOLEX showed significant (p <0.05) benefit in the Wistar rat model of dinitrobenzene sulfonic acid (DNBS) induced colitis, a preclinical model widely used by the pharmaceutical industry and academia to test agents as potential treatments for UC. DNBS challenged rats with induced colitis were treated orally for seven days with either TRIOLEX or placebo (n=10 per group). At the end of the treatment period, TRIOLEX-treated animals had significantly reduced disease, as judged by reduced colon weight and reduced area of necrosis, compared to the placebo-treated animals. TRIOLEX performed as well as or better than Sulfazalazine, the standard of care used as a positive control in this model.

Inflammatory Diseases: Rheumatoid Arthritis

Hollis-Eden has also been cleared under a separate IND with the FDA to begin clinical trials with TRIOLEX for the treatment of rheumatoid arthritis (RA). A safety and pharmacokinetic Phase I/II clinical trial in stable RA patients on methotrexate, a commonly used chemotherapy treatment, is currently planned to begin in the second quarter of 2008. The Company believes that certain aspects of the pathology driving UC are similar to those driving RA. Therefore, data obtained in this UC study could potentially help support the design of the Company’s planned Phase II RA clinical study and could help to accelerate the development of TRIOLEX for potential use in patients with RA.

During the fourth quarter of 2007, Hollis-Eden presented preclinical data at the 36th Annual Autumn Immunology Conference, showing that TRIOLEX provided benefit in an animal model of collagen antibody induced arthritis (CAIA). As previously reported, TRIOLEX has also demonstrated benefit to date in animal models of collagen induced arthritis (CIA), systemic lupus erythematosus, multiple sclerosis and ulcerative colitis without immune suppressive side effects.

Cancer

In February 2008, Hollis-Eden filed with the FDA its IND application for APOPTONE for hormone sensitive cancers. Assuming clearance of that IND by the FDA, the Company plans to initiate a Phase I/II dose ranging clinical trial of APOPTONE in prostate cancer patients during the second quarter of 2008. The patient population for this initial clinical trial will be considered “late stage,” which is defined as patients failing at least one round of chemotherapy.

In the first quarter of 2008, Hollis-Eden presented preclinical data at the 19th International Congress on Anti-Cancer Agents, further suggesting that APOPTONE may be directly inducing apoptosis, or cell death, in tumor cells. Data presented showed that APOPTONE appears to induce apoptosis by concomitantly increasing the expression of pro-apoptotic genes such as caspases, that can cause tumor cells to die, and reducing the expression of anti-apoptotic genes such as BCL2, that prevent tumor cell death. Data were also presented showing that APOPTONE may increase the susceptibility of tumor cells to chemotherapeutic agents by down-regulating ABCG2, the gene for the multi-drug resistant protein MDR2, also known as the Breast Cancer Resistance Protein (BCRP). These new findings further validate the activity of APOPTONE as a cytotoxic agent for tumor cells and suggest that APOPTONE’s mechanism of action appears to be the induction of genes associated with cell death pathways in tumor cells, as opposed to traditional hormone therapies directed at simply interrupting either the synthesis or the signaling of the tumor cell through the androgen or estrogen receptor.

“Throughout 2007 and into 2008, we have made significant progress in advancing our development programs for metabolic disorders, diseases of inflammation and cancer with our leading drug candidates TRIOLEX and APOPTONE,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “Our achievements during this time include filing four separate INDs with the FDA for multiple major market indications, the initiation of clinical studies in our metabolic and inflammatory disease programs, and the presentation and publication of positive preclinical data demonstrating the activity of our compounds in numerous disease models. Significantly, in our Phase I clinical trial in metabolic disorders, we demonstrated in humans the oral bioavailability of TRIOLEX, further positioning us to potentially translate to humans the activity of our unique class of adrenal steroid hormones previously demonstrated in animals. Data to date from our preclinical studies indicate that both TRIOLEX and APOPTONE hold the potential to be first-in-class therapies offering competitive advantages in multi-billion dollar markets.

“We expect to have at least four clinical trials underway in 2008,” added Hollis, “with the goal of delivering clinical “proof of concept” data that will further advance the value of our individual drug candidates as well as our overall technology platform. With these aggressive clinical trial programs now underway, we believe we are rapidly advancing on our mission of delivering breakthrough products that offer better, safer and more cost effective pharmaceuticals that will benefit patients and create additional value for Hollis-Eden shareholders.”

Financial Results

For the quarter ended December 31, 2007, Hollis-Eden reported a net loss of $5.2 million (or $0.18 per share), compared to a net loss of $7.9 million (or $0.29 per share) in the fourth quarter of 2006. For the full year, the Company reported a net loss of $23.1 million (or $.80 per share), compared to a net loss of $30.2 million (or $1.20 per share) for full-year 2006.

Included in the net loss for the fourth quarter and full-year 2007 was approximately $672,000 and $3.2 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R, compared to $0.2 million and $3.6 million in the comparable periods in 2006. Results for full-year 2007 and 2006 include $645,000 and $444,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. Funding received during 2008 resulted from the achievement by the Company of certain development milestones under that agreement, including the Foundation’s selection of TRIOLEX as a drug candidate for lung inflammation associated with cystic fibrosis.

Research and development expenses for the fourth quarter of 2007 totaled $4.5 million, compared to $6.4 million in the fourth quarter of 2006. For full-year 2007, research and development expenses were $18.3 million compared to $23.8 million in 2006. The decrease in research and development expenses was due primarily to the discontinuation of the Company’s NEUMUNE™ (HE2100) research and development program.

Fourth quarter 2007 general and administrative expenses were $1.9 million compared to $2.5 million in the fourth quarter of 2006, and full-year 2007 general and administrative expenses were $8.2 million compared to $9.6 million in 2006. The decrease in general and administrative expenses was primarily due to a decrease in executive headcount and a reduction in legal costs and accounting fees.

Total other income and expenses were $2.7 million in both 2007 and 2006. During 2007 and 2006, the Company earned interest income totaling $2.8 million and $2.7 million, respectively. The interest income increase in 2007 compared to 2006 was due to higher interest rates.

Cash used in operations for full-year 2007 totaled $23.7 million versus $26.6 million for full-year 2006. Year-end 2007 cash and equivalents totaled $43.2 million, compared to $67.1 million at December 31, 2006.

More detailed information is available in the Company’s Form 10-K, which was filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on March 19, 2008 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss fourth quarter financial results and to update its drug development programs in the areas of metabolic disorders, inflammatory conditions and cancer. The conference call can be accessed by dialing 866-383-8008 (domestic) or 617-597-5341 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 73945303.

Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes, ulcerative colitis and being prepared for clinical trials in rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound selected for clinical development for cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333